Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Completes $6.2 Million Private Placement of Preferred Stock and Warrants

Rockville, Maryland – March 3, 2009 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm”), a provider of comprehensive information technology and business solutions for federal government enterprises, today announced that it has completed the sale, in a private placement transaction, of 6,206 shares of Series A-1 Senior Preferred Stock, Class A Warrants to purchase up to an aggregate of approximately 79.6 million shares of Common Stock with an exercise price equal to $0.0780  per share and Class B Warrants to purchase up to an aggregate of approximately 69.1 million shares of Common Stock at an exercise price of $0.0858 per share to a group of investors, led by Hale Capital Partners, LP.  Paradigm received gross proceeds of approximately $6.2 million from the private placement.  Among the use of proceeds, $4.0 million will be used to pay down debt and for general working capital purposes.

Mr. Peter B. LaMontagne, Paradigm President and CEO, commented, “In the past two years, we have repositioned Paradigm by divesting lower margin commercial and non-strategic federal business; acquiring two companies in the national security and information assurance sectors;  streamlining our operations and building a team of seasoned federal sales and operational executives. We welcome this strategic investment in Paradigm by Hale Capital Partners as the next critical milestone in the execution of our strategy.   Hale Capital Partners understands our market and this strategic cash infusion will allow the Paradigm team to focus on business expansion. ”

Mr. Martin Hale Jr., CEO of Hale Capital Partners, LP, stated, “We are delighted to back Paradigm’s executive team in their effort to grow in the cyber security and national security sectors.  Based on many years of experience in the Federal IT services space, we are aware of the time and effort required to grow organically.  Over the last two years, we believe Paradigm’s team has laid a strong foundation for organic growth.  We are also excited by the team’s successful track record making strategic and accretive acquisitions.  Paradigm has the opportunity to become a leading provider in exciting and differentiated growth sectors that are vital to our national security.”

In connection with the private placement, the Company also announced the exchange of 1,700 shares of the Company’s outstanding Series A Preferred Stock for an aggregate of approximately 21.8 million shares of common stock and the repurchase of 100 shares of Series A Preferred Stock for a cash payment to certain shareholders of an aggregate of approximately $111,000.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

About Hale Capital Partners

Based in New York City, Hale Capital Partners has established itself as a leading private equity firm focused on strategic minority and control investments in public companies and their subsidiaries.  Hale Capital Partners’ team is comprised of seasoned private equity veterans and entrepreneurs, who bring not only deep domain expertise in the Federal services space, but also hands-on operating experience to help build highly successful companies.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

# # #